FOR IMMEDIATE RELEASE
April 26, 2000


               HS RESOURCES ANNOUNCES RECORD QUARTERLY PRODUCTION,
                       REVENUES, CASH FLOW AND NET INCOME

San Francisco, California - HS Resources, Inc. (NYSE:HSE) today announced record results in oil and gas production, revenues, operating cash flow and earnings for the quarter ended March 31, 2000. For the quarter, the Company earned $10.1 million or $0.53 per diluted share, compared to $0.1 million or $0.01 per diluted share in the comparable prior year period. Operating cash flow totaled $37.5 million or $1.96 per share, compared to $18.4 million or $1.00 per share for the prior year period. The results for the quarter reflect increases in production, higher oil and natural gas product prices and strong operating fundamentals throughout the Company's various business units.

Oil and gas production for the quarter was 20.3 billion cubic feet of gas equivalent (Bcfe), or 3.38 million barrels of oil equivalent (MMBoe), an increase of 16% over the comparable prior year period. Quarterly production from the Company's D-J Basin properties increased 7%, to 17,606 MMcfe from 16,495 MMcfe and production from the Gulf Coast increased 160%, to 2,694 MMcfe from 1,036 MMcfe in the prior year quarter. Approximately 79% of the production was natural gas (16.04 billion cubic feet) and 21% was oil (710,000 barrels).

Quarterly production revenues, including the effects of product price hedging, increased 61% from the comparable prior year period, to $58.1 million from $36.1 million, as the higher production was compounded by materially higher commodity prices. The quarterly average gas price realized by the Company, including hedging effects, was $2.72 per thousand cubic feet (Mcf), a 33% increase from $2.04 realized in the first quarter of 1999. Realized oil prices saw a 60% increase to $20.42 from $12.80 per barrel (Bbl). Hedging activities improved realized gas prices by $0.01 per Mcf while reducing realized oil prices by $6.91 per Bbl in 2000. In 1999, hedging activities improved realized prices by $0.36 per Mcf and $1.37 per Bbl.

Production taxes increased $3.3 million principally as a result of the increase in production revenues. That amount also reflects higher production tax rates on production from the Company's Gulf Coast properties, and incorporates an increase in the accrual rate for D-J Basin properties due to the higher revenue base. Combined lease operating and general and administrative expenses declined on a per unit basis to $0.45 from $0.46 per Mcfe ($2.68 and $2.77 per Boe, respectively) or approximately 3%. The lower combined costs include a reduction in per unit lease operating expenses from $0.38 to $0.35 per Mcfe as a result of operating efficiencies realized in the Company's Wattenberg Field area, partially offset by an increase in payroll-related general and administrative expenses from $0.08 to $0.10 per Mcfe. Aggregate interest expense increased 17%, while per-unit interest expense remained essentially


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


flat. The increase in interest expense resulted primarily from the December 1999 purchase and financing of the Wattenberg Gathering System (WGS).

In addition to its oil and gas operations, the Company's wholly-owned gas marketing, trading and transportation company, HS Energy Services, Inc., contributed $1.5 million to income before taxes for the quarter versus $0.3 million in the prior year quarter as a result of marketing more gas volumes and realizing an increase in trading activities. HS also noted the successful integration of WGS into its operating activities. WGS transported an average of approximately 204 MMcf of gas per day for the quarter, representing an increase of approximately 5% over the prior year quarter, at which time the system was operated by the previous owner. The initial remedial activities that have been undertaken by HS have created greater throughput capacity, benefiting HS and all other producers whose wells are connected to the system. HS plans to continue expansion of WGS capacity over the next several years. For the quarter, WGS contributed $3.0 million ($0.16 per share) to operating cash flow and $1.5 million ($0.08 per share) to earnings. The portion of these amounts attributable to HS' equity gas production is reflected as a component of natural gas revenues, whereas volumes attributable to third parties are reflected as revenue and expense line items in the Company's income statement.

HS Resources also announced certain results from its oil and gas operations:

In the D-J Basin, during the quarter HS completed 136 individual activities of the 400 activities scheduled for this year. These activities included twenty new J-Sand wells, twenty J-Sand deepenings and 86 Codell refracs.

From inception of the J-Sand program in mid-1998 through the end of the first quarter of 2000, 177 new drills and deepenings have been completed. These wells have average gross reserves of 800 MMcfe per well and initial flow rates that range between 500 and 1,500 Mcf per day. The average finding costs to date have been $0.27/Mcfe ($1.60/Boe) for deepenings and $0.39/Mcfe ($2.35/Boe) for new drills. HS currently plans to drill 65 new wells and deepen 74 wells during 2000.

The Codell refracs completed during the quarter brought the total to more than 627 refracs since program inception in 1997. The refrac program has achieved an overall 7-fold average increase in production per well, a current 73% rate of return and a $0.67 per Mcfe ($4.05 per Boe) finding cost for incremental reserves. The Company currently expects to complete more than 200 Codell refracs during the year.

In the Gulf Coast region, during the quarter HS drilled seven wells (3.3 net), of which six (2.8 net) were commercially successful, resulting in a gross and net success rate of 85%. HS operates six of the wells.

Net Gulf Coast production for the quarter averaged 29.6 MMcfe per day compared to 11.5 MMcfe per day for the prior year period. This represented a 157% increase from the prior year quarter and a 34% increase from the 22.1 MMcfe per day produced during the fourth quarter of 1999. Quarterly production includes two wells that were brought on line during the quarter, one


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on January 3rd and the other on March 17th. At quarter-end, nine wells (4.125 net) were awaiting testing or hookup. During the month of April, four of these wells (2.0 net) were brought on line.

In addition to drilling, seismic acquisition continues in several south Louisiana project areas.

Chairman and Chief Executive Officer Nicholas J. Sutton stated, "The quarterly results reflect the benefits of our programs in the D-J Basin and the Gulf Coast, programs that required a commitment to our strategy over the last several years, despite difficult cycles in our industry. They also reflect the dedication and hard work by the people of HS Resources. In particular, when commodity prices were at or near all time lows one year ago, our staff continued to focus on HS' core fundamentals. By doing so, the Company was well positioned to benefit from oil and natural gas prices returning to a more normal level. With commodity prices at their current levels, and with our efficient cost structure in place, we expect to fund all of our exploration, exploitation and development activities out of cash flow and also to repay a meaningful amount of debt. We believe that 2000 will be a record year for per-share earnings and cash flow for HS Resources."

HS Resources President P. Michael Highum commented, "Our strong first quarter operating results are indicative of how we think the rest of the year could play out. The D-J District is on target, completing 136 of the more than 400 activities planned for the year. These activities, which range from recompletions and reworks to well deepenings and new well drillings, are drawn from our inventory of several thousand specifically identified opportunities. In the Gulf Coast, we have increased reserves, production and cash flow to the point where Gulf Coast production now represents more than 13% of our Company total."

Chief Financial Officer James E. Duffy added, "Our shareholders are currently realizing the benefits of the strategic initiatives that we have undertaken in the last few years. During periods of generally lower product prices and depressed industry conditions we acquired the Amoco properties, developed our Gulf Coast exploration program and acquired the Wattenberg Gathering System, while minimizing the issuance of new equity and, in fact, repurchasing a significant number of our shares at substantially lower prices. In the current higher product price environment we have locked in solid forward prices and are using our record cash flow to repay debt while generating significant equity returns for our shareholders. During the quarter we retired $4.7 million of the payable to KMI and repaid $7.0 million of bank debt. In addition, our recent acquisition of 732,000 shares of common stock will increase our per share results by about 4% on a going forward basis."

Statements concerning debt repayment ability and plans, drilling, deepening, refracing, exploration, exploitation, development and other plans, expansion plans for gathering systems, acquisition of seismic data, expectations concerning earnings, earnings per share, cash flow, cash flow per share and other per share results, production levels, commodity prices, financial flexibility and strength, expected future operating and other efficiencies, the ability to fund activities out of cash flow, and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from


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


operations, costs of materials and labor, availability of equipment, regulatory burdens, opportunities to secure favorable hedges, Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the Company's report on Form 10-K filed March 24, 2000.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the D-J Basin, Gulf Coast and Northern Rocky Mountain regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact:       Theodore Gazulis
               Vice President

               415-433-5795
               tgazulis@hsresources.com

               www.hsresources.com


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


                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)

                                                       Quarter Ended
                                                         March 31,
                                                 ------------------------
                                                    2000         1999
                                                 -----------  -----------
Revenues:
  Oil & gas sales                                 $  58,139    $  36,088
  Trading and transportation                         18,645        9,300
  Other gas revenues                                  2,007        2,524
  Gathering and transmission system revenues          3,108            -
  Income from interest in gathering plant               365            -
  Interest and other income                             259          156
                                                 -----------  -----------
    Total revenues                                   82,523       48,068
                                                 -----------  -----------

Expenses:
  Production taxes                                    5,468        2,148
  Lease operating                                     7,024        6,691
  Cost of trading and transportation                 17,112        8,982
  Gathering and transmission system
     operating expense                                1,215            -
  DD&A                                               14,855       14,198
  Exploratory and abandonment                         2,668        2,018
  Geological and geophysical                          3,550        2,022
  Impairment and loss on sales
    of oil and gas properties                           100            -
  General and administrative                          2,026        1,409
  Interest                                           12,162       10,429
                                                 -----------  -----------
    Total expenses                                   66,180       47,897
                                                 -----------  -----------

Income before provision  for income taxes            16,343          171

Provision for income taxes                            6,227           65
                                                 -----------  -----------
Net income                                        $  10,116    $     106
                                                 ===========  ===========
Net income per share - diluted                    $    0.53    $    0.01
                                                 ===========  ===========
Outstanding shares - diluted                         19,161       18,419
                                                 ===========  ===========
Operating cash flow /(a)/                         $  37,515    $  18,409
                                                 ===========  ===========
Operating cash flow per share - diluted           $    1.96    $    1.00
                                                 ===========  ===========

/(a)/ Net income before geological and geophysical, exploratory and abandonment, depreciation, depletion and amortization, impairment and loss on sales of oil and gas properties and income taxes.


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


                     SUMMARY PRODUCTION, PRICE AND COST DATA

                                                 Quarter Ended
                                                   March 31,
                                     ------------------------------------
                                                                  %
                                       2000         1999        Change
                                     ----------  -----------  -----------
Production by district (MMcfe):
  D-J Basin/(1)/                        17,606       16,495           7%
  Gulf Coast                             2,694        1,036         160%
     Total production (MMcfe)           20,300       17,531          16%

Period Production:
  Oil (MBbl)                               710          594          20%
  Gas (MMcf)                            16,040       13,967          15%
  Equivalent Gas (MMcfe)                20,300       17,531          16%
  Equivalent Barrels (MBoe)              3,383        2,922          16%

Daily Production:
  Oil (Bbl)                              7,803        6,601          18%
  Gas (Mcf)                            176,262      155,185          14%
  Equivalent Gas (Mcfe)                223,081      194,793          15%
  Equivalent Barrels (Boe)              37,180       32,465          15%

Average oil price (Bbl)               $  20.42     $  12.80          60%
Average gas price (Mcf)               $   2.72     $   2.04          33%
Average price (Mcfe)                  $   2.86     $   2.06          39%
Average price (Boe)                   $  17.18     $  12.35          39%

Costs:

  LOE per Mcfe                        $   0.35     $   0.38          -8%
  G&A per Mcfe                        $   0.10     $   0.08          25%
  LOE and G&A per Mcfe                $   0.45     $   0.46          -2%
  DD&A per Mcfe                       $   0.73     $   0.81         -10%
 (DD&A includes depreciation
  on non oil and gas assets)

/(1)/ Includes nominal production volumes in the Northern Rockies and Mid-Continent.


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


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                    March 31,     December 31,
                                                      2000           1999
                                                   -----------    -----------
Assets

Current assets                                     $   89,068     $  77,662
Oil & gas properties                                1,020,159       992,334
Accumulated DD&A                                     (241,644)     (227,691)
Gas gathering and transportation
  facilities                                           54,879        54,627
Accumulated DD&A                                       (2,685)       (2,016)
Other assets                                           15,587        16,262
                                                   -----------    ----------
Total assets                                       $  935,364     $ 911,178
                                                   ===========    ==========



                                                    March 31,    December 31,
                                                      2000          1999
                                                   -----------   -----------
Liabilities and Stockholders' Equity

Current liabilities                                 $ 129,331     $ 114,595
Bank debt                                             220,000       227,000
Payable to KMI, net of current portion                 21,987        27,556
9 7/8% Subordinated notes, due 2003                    74,785        74,771
9 1/4% Subordinated notes, due 2006                   230,966       230,813
Other long-term liabilities & deferred
  revenue                                              20,471        15,804
Deferred taxes                                         59,322        53,246
Stockholders' equity                                  178,502       167,393
                                                   -----------    ----------
Total liabilities and stockholders' equity          $ 935,364     $ 911,178
                                                   ===========    ==========


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


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                     Quarter Ended
                                                                       March 31,
                                                                ------------------------
                                                                   2000         1999
                                                                -----------  -----------
Cash flows from operating activities:
  Net income                                                     $  10,116    $     106
  Depreciation, depletion and amortization                          14,855       14,198
  Depreciation expense offset against revenue                          312            -
  Impairment and loss on sales of oil and gas properties               100            -
  Amortization of deferred charges, debt issue costs
    and deferred compensation                                          892        1,171
  Surrendered and expired acreage                                    1,703          735
  Transfer treasury stock to 401(k) plan                             1,057            -
  Deferred income tax provision                                      6,076           65
  (Increase) decrease in accounts receivable                        (7,464)       1,526
  Increase in accounts payable and accrued expenses                 21,000        5,730
  Decrease in deferred revenue, net                                      -       (2,524)
  Other                                                            (3,558)           14
                                                                -----------  -----------
Net cash provided by operating activities                           45,089       21,021
                                                                -----------  -----------

Cash flows from investing activities:
  Exploration, development and leasehold costs                     (29,996)     (19,891)
  Workover equipment additions                                         (41)           -
  Gas gathering and transportation facilities additions               (251)         (88)
  Other property additions                                             (75)        (125)
  Net proceeds from the sale of oil and gas properties                 163            -
Decrease in property related payables                               (2,492)      (1,937)
                                                                -----------  -----------
Net cash used in investing activities                              (32,692)     (22,041)
                                                                -----------  -----------

Cash flows from financing activities:
  Proceeds from bank debt                                            30,000            -
  Repayments of bank debt                                           (37,000)      (3,000)
  Repayment of KMI debt                                             (4,675)           -
  Exercise of options and warrants                                   1,523            -
  Issuance of common stock                                               -          611
  Purchase of treasury stock                                        (1,783)           -
                                                                -----------  -----------
Net cash used in financing activities                              (11,935)      (2,389)
                                                                -----------  -----------
Net increase (decrease) in cash and
  cash equivalents                                                     462       (3,409)

Cash and cash equivalents, beginning
  of the period                                                        518        9,659
                                                                -----------  -----------
Cash and cash equivalents, end of
  the period                                                     $     980    $   6,250
                                                                ===========  ===========

                                   2000 DEVELOPMENT, EXPLOITATION AND EXPLORATION COSTS
                                                      (In Thousands)


                                                                               Quarter Ended 3/31/00
                                              --------------------------------------------------------------------------------------
                                                                                      Northern
                                                 D-J Basin        Gulf Coast           Rockies            Other            Total
                                              ---------------  -----------------   ---------------   ---------------  --------------
 Capitalized Costs
    Land                                      $         (347)  $          2,394    $           71    $          377   $        2,495
    Exploration Drilling                                 ---              6,246               907               ---            7,153
    Development Drilling                               6,650                ---               ---               ---            6,650
    Recompletions and Refracs                         12,237                ---               ---               ---           12,237
    Acquisitions                                         206                ---               ---               ---              206
    Capitalized Interest & Other                       1,336                234                46              (361)           1,255
                                              ---------------  -----------------   ---------------   ---------------  --------------
    Total Capitalized Costs                           20,082              8,874             1,024                16           29,996
                                              ---------------  -----------------   ---------------   ---------------  --------------

 Costs Charged to Income Statement
    Geological & Geophysical                              94              1,595               629             1,232            3,550
    Exploratory Dryholes                                   4                194               ---               ---              198
    Surrendered & Expired Acreage/(1)/                    13              1,682                 8               ---            1,703
    Other Exploratory                                     30                628                89                20              767
                                              ---------------  -----------------   ---------------   ---------------  --------------
    Total G&G and Exploration Costs                      141              4,099               726             1,252            6,218
                                              ---------------  -----------------   ---------------   ---------------  --------------

    Total Development, Exploitation
       and Exploration Costs                  $       20,223   $         12,973    $        1,750    $        1,268   $       36,214
                                              ===============  =================   ===============   ===============  ==============

 /(1)/ Includes non-cash charges in the current period for certain previously capitalized leasehold costs attributable to expired acreage and associated capitalized interest.


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